Supplemental Information

Louis M. Dorsey
Assistant Chief Accountant

       The internal control issues related to the general ledger were caused by the lack of timely entry and complete description of each entry. The issue was resolved by hiring a new Chief Financial Officer who implemented strict policies as to the handling of all general ledger items, the method of determining sales to be recorded and the cessation of all contingent or consignment sales. No further contingent or consignment sales have or will be authorized and all such sales for the period beginning March 1, 1999 have been adjusted in the proper year and the unsold product returned from the customer to the company inventory.

       We have been unable to determine why sales for fiscal 1999 and fiscal 2000, second quarter had been recorded in a fashion not in compliance with GAAP. It appears that the prior Chief Financial Officer recorded all items shipped as sales without any review of the terms and conditions of the sales agreements.

       The independence issue of Bederson and Company L.L.P. relates directly to the lack of payment on certain notes signed by the company. These notes required payments on June 15, July 15 and a further payment on August 15, 2000 to fully pay for the prior years audit. Bederson has stated that they will not reissue an opinion for the fiscal 1999 audit until they are paid in full and have had an opportunity to perform appropriate audit procedures regarding the accounting errors.